Exhibit 99.1

SPECTRUM BRANDS CLOSES $225 MILLION ASSET-BASED
REVOLVING CREDIT FACILITY

ATLANTA, October 1, 2007 – (SPC: NYSE) – Spectrum Brands, Inc. announced today that it has successfully closed a $225 million asset-based revolving credit facility with Goldman Sachs Credit Partners L.P. and Wachovia Bank, National Association. This revolving credit facility, un-drawn at closing, is available to finance seasonal working capital and other general corporate needs.  Borrowings against the facility will bear an interest rate of 225 basis points over LIBOR or 125 basis points over the Base Rate as defined in the company’s Senior Secured Credit Facility.

Concurrently, the company used $200 million in cash on hand to pay down the $200 million Dollar Term B II Facility under its Senior Secured Credit Facility.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of batteries, portable lighting, lawn and garden products, household insect control, shaving and grooming products, personal care products and specialty pet supplies. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated net sales of $2.5 billion in fiscal 2006 and has approximately 7,500 employees worldwide. The company's stock trades on the New York Stock Exchange under the symbol SPC.

Investor Contact:
Nancy O’Donnell
VP Investor Relations, Spectrum Brands
770-829-6208

Media Contact:
Sard Verbinnen & Co for Spectrum Brands
Victoria Hofstad or Jamie Tully
212-687-8080